                              CONSULTANT AGREEMENT
                              --------------------

     Consultant Agreement made and effective on the date last set forth below, by and between the parties identified below as Integrated Circuit Systems, Inc.("ICS") and Consultant. Consultant hereby agrees to perform such services as set forth herein according to the ICS's Standard Terms and Conditions for Consulting (a copy of which is attached and initialed by the parties), wherein reference to Schedule I shall refer to the information set forth below.


                                   SCHEDULE I

1. Services to be Performed: Advisory and consulting services in strategic analysis and operations management and other services as may from time to time be requested by the Project Coordinator.


2.   Term of Agreement: Six (6) Months


3.   Project Coordinator: Henry I. Boreen


4.   Compensation:   ICS agrees to pay consultant as follows for the successful completion of the required services:

           Grant of stock option to purchase two thousand shares of the common stock of Integrated Circuit Systems, Inc., at an exercise price of $14.125 per share. Such option to vest in one installment as of September 3, 1997. Such option will expire March 3, 2002. The grant of the foregoing option to be evidenced by and subject to the terms and conditions of an option agreement containing such standard terms as are reasonably satisfactory to the Company.


5.   Other Pertinent Information:

           Paragraphs 2.B, 11.G. and 11.H. of the Standard Terms are hereby deleted.



IN WITNESS WHEREOF, the parties hereto acknowledge their Agreement as follows:



Integrated Circuit Systems, Inc.          Consultant   John L. Pickitt
                                                    ---------------------------

By:                                       By:
   -------------------------------------     ----------------------------------

Typed Name: Henry I. Boreen               Typed Name:  John L. Pickitt
           -----------------------------             --------------------------

Title:      Interim  CEO                  Title:       self
      ----------------------------------        -------------------------------

Address:    2435 Blvd. of the Generals    Address:
        --------------------------------          -----------------------------

            Norristown, PA
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Date:                                     Date:
     -----------------------------------       --------------------------------

             STANDARD TERMS AND CONDITIONS FOR CONSULTANT SERVICES
             -----------------------------------------------------

1.  Appointment.
    -----------

A. Consultant has special expertise and knowledge pertinent to certain advisory and consulting services which are required by ICS as set forth in Paragraph 3 herein. ICS desires to avail itself of such expertise and knowledge and in reliance thereon engage Consultant to provide such services. ICS further desires to obtain the full benefit of the information, ideas, improvements, writings and inventions which may result from this engagement.

B. Consultant is willing to accept such engagement and devote its best efforts to seasonably provide ICS with the services and benefit it seeks. Consultant warrants that (i) it has the authority to enter into this Agreement and perform the services requested hereunder, (ii) it will so perform such services in a timely manner and with the highest standards of workmanship and professionalism, and (iii) such services will not infringe any proprietary or other property, contract or personal right of any third party.

2.  Term.
    ----

A. The term of this Agreement shall be as set forth in Schedule I hereto except that ICS may terminate this Agreement earlier in accordance with Paragraph 6 hereof.

B. In the event the required services are not completed within the allotted time, ICS may, at its option and upon written notice to Consultant, extend the term of this Agreement for such additional period as ICS may determine to be reasonably required for the completion of the services hereunder. In no event, however, shall this Paragraph be construed as relieving any obligation to perform such services in a timely manner or as obligating ICS to extend the term hereof.

3.  Duties.
    ------

A. Consultant shall provide, in an independent and consulting capacity and not as an employee or agent of ICS, such services as set forth in Schedule I hereto, or as from time to time are otherwise communicated in writing to Consultant by the ICS Project Coordinator identified in Schedule I, or any alternate thereto as may be designated in writing by ICS.

B. Consultant shall submit such written reports to the Project Coordinator as are requested by ICS disclosing fully the nature of the consulting work done under this Agreement and the results and conclusions reached.

4.  Compensation.
    ------------

A. As full compensation for the services required to be rendered to ICS hereunder, ICS shall pay to the Consultant a fee as set forth in Schedule I.

B. In addition Consultant shall be reimbursed for all reasonable travel and other expenses incurred in the performance of service under this Agreement, provided such expenses conform to ICS's written guidelines and are pre-approved in writing by the Project Coordinator. Reimbursement to Consultant of the aforementioned expenses and compensation will be made within sixty (60) days after final ICS approval of the submission by Consultant of each written, detailed request for reimbursement (with attached receipts and related documentation).

5.  Assistance.  Consultant shall obtain the written approval of ICS prior to
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engaging any third party (other than its employees) to assist in the performance of any duties hereunder or providing any information relating to this Agreement to any such third party. In the event Consultant utilizes any such third party (including its employees) in the performance of this Agreement, Consultant will be solely responsible for compensating the third party and will obtain the written agreement of the third party to be bound by the provisions of Paragraphs 2, 3, 6, 7, 8, 9, 10 and 11 hereof to the same extent as Consultant is bound.

6.  Termination.  ICS may at any time terminate this Agreement
    -----------

A. for any reason with at least thirty (30) days' prior written notice to Consultant; and

B. for cause, including any breach hereof or any inability of Consultant to complete its performance hereunder (financial or otherwise), immediately upon notice to Consultant.

7.  Restrictive Covenant.  During the term of this Agreement, Consultant shall
    --------------------
devote in good faith, its best efforts in the performance of its duties hereunder, and shall not engage in or be concerned with other activities or pursuits, directly or indirectly, alone or as a member of a partnership, or as an officer, director, or shareholder of any other corporation, that create a conflict of interest with the proprietary interests of ICS or with Consultant's duties hereunder.

8.  Confidential Information.
    ------------------------

A. For the purposes of this provision, Confidential Information shall include, but shall not be limited to, all information, data, processes, methods, practices, techniques, inventions, works of authorship, designs, technical and business plans, computer programs, devices, photographs, drawings, and documentation which relate to the business of ICS and/or its affiliated companies, customers and suppliers, including without limitation the terms of this Agreement.

B. Consultant acknowledges that during the term of this Agreement, Consultant may have access to or may become acquainted with Confidential Information.

C. Consultant agrees to hold in a fiduciary capacity for the benefit of ICS any Confidential Information obtained by Consultant during the term of this Agreement and to refrain from duplicating, disclosing, disseminating, or otherwise using such Confidential Information, either directly or indirectly, except as is absolutely required to provide services under this Agreement.

D. All tangible materials containing such Confidential Information, whether prepared by Consultant or otherwise coming into Consultant's possession, are the exclusive property of ICS, and shall not be reproduced or removed from the premises of ICS without the knowledge and written authorization of the Project Coordinator. In any event, all such tangible materials containing Confidential Information shall be promptly returned to ICS when Consultant completes the duties specified in Paragraph 3 hereof, or upon termination in accordance with Paragraph 6 hereof, and Consultant shall so certify in writing upon ICS's request.

E. Consultant shall not disclose or otherwise make available to ICS any information obtained by it from other entities on a confidential or restricted basis.

F. Consultant recognizes and agrees that nothing contained in this Agreement shall be construed as granting any rights by license or otherwise to any information disclosed hereunder or to which Consultant otherwise gains access as a result of this Agreement and the performance of consulting services for ICS, or to any intellectual property rights of ICS, its affiliated companies, customers or suppliers.

G. Consultant's obligations hereunder with respect to Confidential Information shall not apply to information which (i) is or becomes part of the public domain through no fault or breach on the part of Consultant or its employees, (ii) was rightfully known to Consultant, as evidenced by Consultant's written records, prior to any disclosure hereunder, or (iii) is independently developed by Consultant or rightfully disclosed to Consultant by a third party, without breach of any obligation of confidentiality or use of any Confidential Information obtained from ICS, as evidenced by Consultant's written records.

H. The obligations of this Paragraph are continuing and survive the termination of Consultant's association with ICS.

9.  Inventions, Writings and Discoveries.  Consultant agrees that it will
    ------------------------------------
promptly and fully disclose in writing and does hereby assign, transfer and otherwise relinquish to ICS, exclusively, all inventions, works of authorship, discoveries, improvements, designs, writings, practices, processes, methods, devices, tools, machines, appliances, apparatus, formulas, etc., whether or not patentable or copyrightable, developed pursuant to this Agreement, which the Consultant, either solely or jointly with others, shall make, author, invent, discover, originate, conceive or reduce to practice, which developments shall, if appropriate under current law, be deemed works for hire, that upon creation are owned by ICS. All intellectual property rights relating to the above shall likewise be assigned to and otherwise deemed owned by ICS. The obligations of this Paragraph shall survive any termination or expiration of this Agreement.

10.  Assignment.  Consultant acknowledges that the services to be rendered by
     ----------
him are unique and personal. Accordingly, Consultant shall not assign any of its rights or delegate any of its duties or obligations under this Agreement without the prior written permission of ICS. Any attempted unauthorized assignment or delegation shall be void. ICS retains the right to assign this Agreement to its parents, subsidiaries and/or affiliates at any time.

11.  Miscellaneous.
     -------------

A. This Agreement together with the attached Schedule I constitute the entire Agreement between the parties hereto with reference to the subject matter hereof and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

B. No waiver of any provision of this Agreement shall be effective unless made in writing. No waiver of any provision of this Agreement shall be deemed or construed a waiver of any other provision hereof, nor shall such waiver shall constitute a waiver of any subsequent breach of the same or any other provision of this Agreement.

C. The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Consultant agrees and consents to the jurisdiction of the Commonwealth of Pennsylvania and expressly waives any and all objections to jurisdiction or venue in such courts.

D. This Agreement does not create a partnership between the parties, nor any form of legal association which would impose liability on one party for the acts or omissions of the other.

E. Consultant is wholly responsible for all taxes (including without limitation, income taxes, social security, workers' compensation, etc.) not withheld by ICS and due with respect to the payments made hereunder.

F. The prevailing party in any legal action brought by one party hereto against the other, shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees. Any such action bought against ICS must be commenced within one (1) year after the cause of action accrues, and in no event later than ninety (90) days after the termination of services hereunder.

G. Consultant shall comply with all statutes, laws, rules and regulations applicable to the performance of the services hereunder. Consultant shall maintain public and employee liability, property damage, and compensation insurance in reasonable amounts and kinds sufficient to protect ICS from such risks and from any claims under any applicable worker's compensation, occupation duties or other acts affecting Consultant and/or its employees. Consultant will provide ICS with proper evidence of such insurance upon request.

H. Consultant will indemnify and hold ICS harmless, against all claims, actions, liability, damage, loss and expense (including investigative expense and attorney's fees incurred in litigation or because of threatened litigation), arising or alleged to arise from any duty owed to Consultant's employees or agents, the failure of the services to comply with any warranties of Consultant or as may otherwise result from Consultant's default hereunder.

I. IN NO EVENT SHALL ICS BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. Consultant's remedy for any breach of this Agreement shall not exceed the agreed price for any services performed hereunder.


Consultant:  _____________________  ICS: ___________________________________